EXHIBIT 21


                                  SUBSIDIARIES
                                  ------------

                               Jurisdiction of           Names under which
Name of Subsidiary              Incorporation         subsidiary does business
------------------            ----------------        ------------------------

SmartServ GmbH                  Switzerland                   (inactive)

SmartServ European              Switzerland                   (inactive)
Services GmbH

SmartServ (UK) Limited          United Kingdom                SmartServ

SmartServ Asia Pacific,         Hong Kong                 SmartServ Asia Pacific
Ltd.

SmartServ Asia                  Delaware                      (inactive)
Holdings LLC

SmartServ International         Delaware                         none
Holdings LLC

nReach, Inc.                    Colorado                        nReach